Exhibit 21.1
Subsidiaries of the Registrant

The following is a list of the consolidated subsidiaries of Veritex Holdings, Inc., the names under which such subsidiaries do business and the state in which each was organized, as of December 31, 2021.

Name	Jurisdiction of Organization
Veritex Community Bank	Texas
Parkway National Trust I	Texas
SovDallas Capital Trust I	Texas
Patriot Bancshares Capital Trust I	Texas
Patriot Bancshares Capital Trust II	Texas
8214 Westchester, LLC[1]	Texas
North Avenue Capital, LLC[1]	Georgia
Patriot Bank Mortgage, Inc.[1]	Texas
PKDAH, LLC[1]	Texas
VB Acquisition Sub No. 1, LLC[1]	Texas
VB Acquisition Sub No. 2, LLC[1]	Texas
VB Acquisition Sub No. 3, LLC[1]	Texas
VB Sub 5, LLC[1]	Texas
1 Subsidiary of Veritex Community Bank.